                       [SkyAuction.com, Inc. Letterhead]


                           PERSONAL AND CONFIDENTIAL
                           -------------------------


                             As of January 1, 2000


Mr. Salvatore Espoito, Jr.
526 Highland Avenue
Westfield, N.J. 0700


Dear Salvatore:

         This is to confirm our mutual understanding with respect to your employment by SkyAuction.com, In. (the "Company"), as follows:

         1. Employment; Authority. The Company hereby agrees to employ you, and you hereby agree to be employed by the Company, on the terms and conditions set forth in this letter. You will serve the Company as its Chief Operating Officer with all the responsibility and authority customarily associated with such position. You will serve as a member of the Company's Executive Committee. You also agree to perform such duties and services, and to have such other responsibilities, as the Company's Board of Directors may, from time to time, assign to you consistent with your position. You hereby represent and warrant to the Company that you are not no under any contractual obligation to any third party that is inconsistent with the terms of this letter or that would prevent, limit or impair in any way your performance of your duties under this letter.

         2. Compensation. As full compensation for all services provided and duties performed by you (inclusive of your services as an officer of the Company and member of its Executive Committe) during your employment by the Company under the terms of this letter, you will be entitled to receive:

         a. Base Salary. A base salary (your "Base Salary") at the rate of $180,000 per annum, effective as of the date hereof, payable semi-monthly in accordance with the Company's normal payroll practices; provided, that the rate of Base Salary is subject to annual merit increases based on individual performance and the Company's annual compensation guidelines as determined by the compensation committee of the Company's Board of Directors (the "Compensation Committee"); provided further, that upon the completion by the Company of an initial public offering of its Common Stock (or any other equity securities) (an "IPO") your Base Salary shall be increased to no less than $250,000.

         b. Annual Bonus. An annual bonus (your "Annual Bonus") determined by the Compensation Committee. You shall participate in the compensation package, including, without limitation, any bonus plan(s), offered to senior executives of the Company as approved by the Compensation Committee; provided, however, that your target award (as determined by the Compensation Committee) for the purposes of your Annual Bonus shall be 40% of your Base Salary for such year. If the scheduled term (as defined in Section 4 below) does not expire at the end of the Company's fiscal year, your Annual Bonus for the year




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Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 2


in which the scheduled term expires shall be an amount equal to the product of
(x) the Annual Bonus that you would have received had the scheduled term expired at the end of such year and (y) a fraction, the numerator of which is the number of months from the beginning of such year until the actual expiration of the scheduled term, and the denominator of which is 12.

         c. Benefits. During your employment hereunder, you shall be entitled to all benefits generally available to the Company's senior executives and for which you may qualify, inclusive of hospitalization and major medical insurance, health and disability insurance, pension plans or benefits, any supplemental retirement plans or benefits and any perquisites that are generally made available to executives of the Company. In addition, you shall be entitled to hold and to use a car provided to you by the Company of a ___model, or a comparable model. The Company shall reimburse you for all expenses related to the normal and reasonable use of such car, including, but not limited to, gasoline, oil, maintenance charges and insurance. All benefits and perquisites to which you are entitled pursuant to this paragraph are sometimes referred to herein as your "Benefits".

         d. Certain Chances. While the Company retains the right to change. eliminate, discontinue or substitute any plan, program or benefit, or any provision thereof, the Company agrees with you that upon any such change, elimination, discontinuation or substitution there will be a replacement plan, program or benefit under the terms of which you will have no less of an opportunity to receive an equal or greater benefit than as currently provided; provided, however, that no such change, elimination, discontinuation or substitution will (x) reduce your Base Salary or Annual Bonus or (y) eliminate or reduce any sums that have been granted to you or that you are otherwise entitled to receive (but have not yet been paid) on the date that any such change, elimination, discontinuation or substitution becomes effective.

         e. Tax Reporting. All payments made to you pursuant to this letter (whether specified in this Section 2 or not) are subject to all applicable tax withholding by the Company. In addition, you acknowledge and agree that all payments to be made to you as Base Salary, as Annual Bonus or otherwise under this letter shall, to the extent required by law, be reported for all, tax purposes as compensation for services rendered, and you shall not state or claim any different position in any tax return or report (or any audit thereof).

         3. Expenses. During your employment hereunder, the Company will reimburse you for your travel and other expenses incident to your providing services and performing duties under this letter, in conformity with the Company's regular policies from time to time in effect regarding reimbursement of expenses, with the proviso that such reimbursement will only be made upon presentation of expense vouchers in such detail as may from time to time be necessary for the Company to comply with all applicable tax and accounting requirements.

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 3



         4. Term

         a. The term of your employment under this letter commenced on January 1, 2000 and shall continue until December 31, 2002 or such other date as may be determined in accordance with Section 4.b. below (the "scheduled term"), unless earlier terminated by reason of death, Disability (as defined below), termination by you after the occurrence of a Change in Opportunity (as defined below) or otherwise or termination by the Company (with or without Cause (as defined below))(in each case, and subject to any provisions in this Section 4 or in Section 5, upon no less than 30 days' prior written notice). Any decision to terminate your employment (with or without Cause) or not to extend the term of your employment as described in Section 4.b. below must be and shall not be valid unless adopted by an affirmative vote of the majority of the members of the Company's Board of Directors (which majority must include the chairman of the Board of Directors (the "Chairman") so long as the Chairman is Len Schutzman).

         b. At any time no more than six months and no less than three months prior to the termination of the then current scheduled term (as such may have been extended) you or the Company may notify each other, in writing, of a lack of intention to extend the term of your employment by the Company under this letter beyond the then current scheduled term, in which case your employment by the Company under this letter shall end upon the expiration of the scheduled term. In the absence of such notice, at the end of the then current scheduled term, the scheduled term under this letter will be automatically extended by twelve months.

         5. Consequences of Termination.

         a. Death or Disability. Anything herein to the contrary notwithstanding, if your employment under this letter is terminated early (i.e., before expiration of the scheduled term) by reason of your death or your Disability (as defined below), you (or your estate, as the case may be) shall be entitled to receive your Base Salary and all other amounts owing to you in respect of your services under this letter through the date of such termination (including, without limitation, your Annual Bonus for the calendar year in which such termination occurs, pro-rated to reflect the portion of such year elapsed through the date of such termination (and based on target amounts (the pro-rata portion of which shall be determined by the Compensation Committee), not actual performance)) and any Benefits that by their terms continue thereafter), but the Company shall have no further liability or obligation whatsoever to you hereunder.

         b. Termination without Cause. If your employment under this letter is terminated early (i.e., before expiration of the scheduled term) by the Company without Cause or by you voluntarily within 90 days after the occurrence of a Change in Opportunity (as defined below), you shall be entitled, in lieu of any other or further compensation of any kind from the Company (other than your vested rights in any retirement, life insurance, disability insurance or other pension or benefit plan of the Company), to receive severance (your "Severance") consisting of:

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 4



         (1) Continued payment of your Base Salary (at the rate in effect hereunder immediately prior to the termination) through the expiration of the scheduled term, payable as and when it would otherwise have been paid had you continued in the Company's employ;

         (2) Continued payment of your Annual Bonus in an annual amount equal to your maximum Annual Bonus (i.e., 50% of your Base Salary as in effect immediately prior to your termination) through the expiration of the scheduled term, such amount to be payable within 30 days after the end of each year as to which such Annual Bonus is determined, with payment for the final period (i.e., the period ending with the expiration of the scheduled term, to be made in accordance with the pro ration provision in the last sentence of Section 2.b. hereof);

         (3) Your Benefits (to the extent permitted by applicable law and the terms of any applicable plans, in each case as if you continued as an active employee or, if the Company is not able to provide any such Benefit to you, the economic equivalent thereof) until the expiration of the scheduled term;

         (4) You shall retain all options to purchase stock of the Company which you shall hold at such time, all of which shall be or shall become vested as of the date of termination of your employment. Such options may be exercised by you at any time until the second anniversary of the termination of your employment with the Company; and

         (5) Continued office and secretarial support through the expiration of the scheduled term or such time as you obtain other employment, whichever occurs first.

In the event that the termination of your employment pursuant to this Section 5.b. is initiated by the Company, your employment shall not be deemed to have been terminated pursuant to this Section 5.b. unless there shall have been delivered to you a copy of a notice of termination from the Company (no less than 30 days prior to the effective date of such termination, or, in the event of non-extension of the scheduled term as provided in Section 4.b. as described therein) providing, in reasonable detail, a description of the reasons therefor, and unless you have had an opportunity, together with your counsel, to be heard before the Company's Board of Directors.

You shall not be required to mitigate the amount of Severance due to you hereunder by seeking employment or otherwise, nor shall any amounts received by you from other employment or otherwise by you offset in any manner the Company's obligation to provide such Severance.

         c. Termination with Cause. If your employment under this letter is terminated by the Company with Cause, the Company shall (without limiting any right or remedy to which it may be entitled) be obligated to continue to pay you your Base Salary, Annual Bonus (except that you shall be entitled to receive your Annual Bonus for the year in which the effective date of your termination occurs on a pro rata basis (as such is determined by the Compensation Committee), based on actual performance), Benefits or any other amounts

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 5



provided herein until the effective date of such termination, but shall have no further liability or obligation whatsoever to you hereunder; provided, that nothing in this provision shall be interpreted so as to limit any Benefits to which you or your dependents or estate are entitled according to the specific terms of any applicable employee benefit plan, program or practice after such termination of your employment. In addition, in the event of termination of your employment pursuant to this Section 5.c., the Company shall be entitled to repurchase from you, at a cash price equal to the Termination Price, 75% of the issued and outstanding shares of the Company owned by you as of the date of such termination. If the Company wishes to effect such repurchase it shall notify you of its intention within 30 days of the termination of your employment and such repurchase shall be effected within 60 days of such termination.

         d. Termination by You. If your employment under this letter is terminated early by you (other than voluntarily within 90 days after the occurrence of a Change in Opportunity (as defined below) in accordance with
Section 5.b. of this letter), the Company shall (without limiting any right or remedy to which it may be entitled) be obligated to continue to pay you your Base Salary, Benefits and any other amounts provided herein until the effective date of such termination, but shall have no further liability or obligation whatsoever to you hereunder; provided, that nothing in this provision shall be interpreted so as to limit any Benefits to which you or your dependents or estate are entitled according to the specific terms of any applicable employee benefit plan, program or practice after such termination of your employment. In addition, in the event of termination of your employment pursuant to this
Section 5.d. prior to December 31, 2001, the Company shall be entitled to repurchase from you, at a cash price equal to the Termination Price, 75% of the issued and outstanding shares of the Company owned by you as of the date of such termination. If the Company wishes to effect such repurchase it shall notify you of its intention within 30 days of the termination of your employment and such repurchase shall be effected within 60 days of such termination.

         6. Certain Definitions. For purposes of this letter, the following definitions shall apply:

         "Cause" means: (i) willful and repeated failure or refusal to perform your duties; (ii) embezzlement or similar criminal misappropriation of Company funds; (iii) conviction of a crime constituting a felony that will have a material adverse effect on the Company; or (iv) a material breach of any term of this letter; provided, in each case, that your employment shall not be deemed to have been terminated for Cause unless (x) you shall have been provided a notice from the Company's Board of Directors no less than 30 days prior to the effective date of such termination stating that any event that had occurred or, in the event of clause (iii) above, that will occur, constitutes Cause and that the Board of Directors intends to terminate your employment for Cause pursuant to Section 5.c hereof and describing in reasonable detail, the reasons therefor, and (y) you have had both an opportunity to cure such Cause and, together with your counsel, to be heard before the Company's Board of Directors during such 30-day period.

         "Change in Opportunity" means, without your express written consent, any of the following:

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 6



                  (i) the assignment to you of any duties materially inconsistent with your position, authority, duties or responsibilities as contemplated hereby, or any other action by the Company that results in a material diminution of such position, authority, duties or responsibilities;

                  (ii) the Company's requirement that you move your personal residence or perform your principal executive functions outside of Manhattan;

                  (iii) the Company's requirement that you report to an executive other than the Chairman or the Company's Board of Directors; or

                  (iv) the failure of the Company to provide you with a total compensation package substantially equivalent to that set forth in this letter or any other material breach by the Company of the terms herein;

         provided, in each case, that you shall not be deemed to have terminated your employment for "Change of Opportunity" unless there shall have been delivered to the Company a copy of a notice of termination from you (no less than 30 days prior to the effective date of such termination) providing, in reasonable detail, a description of the reasons therefor, and unless the Company shall have had an opportunity to cure any events causing such Change of Opportunity.

                  "Disability" means your inability to perform your duties in any material manner by reason of physical or mental disability for a period of six consecutive months, or for a period of more than nine months in the aggregate in any twelve-month period.

                  "Termination Price" means the number of shares you hold at the time of termination divided by the number of shares you hold as of the date of this agreement, x $150,000.

         7. Gross Up. The Company shall provide employee with gross-up payments, as described in Exhibit A, attached hereto.

         8. Non Competition; Non Solicitation. You agree that, without the prior express written consent of the Company's Board of Directors, you shall not, during your employment hereunder, and, if you voluntarily terminate your employment hereunder (other than termination pursuant to Section 6.b. herein) or if your employment hereunder is terminated by the Company for Cause, for the duration of the Non-compete Period (as such term is defined below): (i) directly or indirectly, employ or hire as a consultant or solicit for employment or consulting, any officer or other employee of the Company; or (ii) enter into or accept an employment position or any other situation or arrangement with an organization or person or establish an entity that markets or sells distressed airline, hotel and other travel services. For the purposes of this Section 8, the "Non-compete Period" shall be: (i) if termination as described herein occurs during the calendar year 2000, for 24 months from the date of such termination;
(ii) if termination as described herein occurs during the calendar year 2001, for 18

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 7




months from the date of such termination; and (iii) if termination as described herein occurs during the calendar year 2002, for 12 months from the date of such termination.

         9. Confidentiality. You acknowledge that you now have and will have access to and become acquainted with proprietary and confidential information regarding the Company and its customers that constitute valuable assets of the Company and that is not available to the public. Accordingly, you agree that you will not during the term of this letter or at any time thereafter, directly or indirectly, (i) use or disclose such information, except as is necessary and appropriate in connection with the rendering by you of services to the Company under this letter, or (ii) make, or cause to be made, any statement or publication about or concerning the Company or its shareholders (or any fiduciary or beneficiary of any shareholder that is a trust or an estate) which you reasonably believe not to be in the best interests of, or necessary for the proper conduct of the businesses of, the Company or its shareholders (or any fiduciary or beneficiary of any shareholder that is a trust or an estate), other than statements or publications that are consistent with your supervision of the corporate communication function of the Company as it relates to your duties or that you reasonably believe to be necessary to protect and enforce your rights under this letter. Nothing herein is intended to limit or affect any responsibility you may have under any generally applicable policy, practice or procedure of the Company.

         10. No Disclosure. The financial arrangements contemplated hereby are sensitive and highly confidential, and, so long as you remain employed by the Company, you will not use, disclose or make any public announcement regarding such financial arrangements without the prior written consent of the Company (by its Board of Directors or its chairman), except: (i) as may be required by applicable law; (ii) disclosure in connection with your own personal tax or financial affairs; or (iii) as may be required in order to enforce any term or provision hereof.

         11. Injunctive Relief. You acknowledge and agree that if any provision of Section 8, 9 or 10 hereof is violated, the Company will immediately and irreparably be harmed, will not have an adequate remedy at law and will be entitled to immediate relief enjoining such violation or threatened violation (including without limitation temporary and permanent injunctions and/or a decree for specific performance) in any court or judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and without having to pursue any arbitration as provided below.

         12. Arbitration; Legal Fees. Any dispute that may arise between you and the Company in connection with your employment hereunder, including, without limitation, the terms or interpretation of this letter as they relate to the existence of Cause, Change in Opportunity and the terms concerning termination of employment upon such events, either during or following termination of your employment hereunder shall be submitted to arbitration before three arbitrators in the City of New York under the then applicable rules of the American Arbitration Association. Judgment on any award rendered may be entered in any court of the forum having jurisdiction. If the arbitrators find that the Company has breached the substantive terms of this letter and the Company in doing so acted capriciously, maliciously, or in bad faith,

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 8




then the Company shall pay for all of your costs and expenses, including reasonable attorney's fees, arising from such proceeding.

         13. Miscellaneous.

         a. Notice. All notices and other communications provided for hereunder shall be in writing (including by telex or facsimile transmission) and mailed or sent or delivered at the addresses specified below. All such notices and communications shall be given by hand, telex or facsimile transmission; provided that, in the event that telex and facsimile transmission facilities are not operational, such notices and communications may be given by mail, but the sender shall use reasonable efforts to confirm facsimile transmission facilities shall become operational. All such notices and communications shall be effective when delivered by hand, or, in the case of mail, upon the earlier of receipt and confirmation by telex or facsimile transmission as provided below, or, in the case of facsimile transmission, when sent as addressed as set forth herein and confirmation of delivery is received, or, in the case of telex, when the telex is sent and the appropriate answer back is received. The address for you is set forth in the beginning of this letter. The address for the Company is as follows:

          SkyAuction.com, Inc.
          501 Madison Ave.
          14th Floor
          New York, NY 10022
          Telecopy No.: (212) 486-9751
          Attention: Chairman

          with copies to:

          Proskauer Rose LLP
          1585 Broadway
          New York, New York 10036-8299
          Telecopy No.: (212) 969-2900
          Attention: Jeffrey A. Horwitz, Esq.

Each party to this letter may, from time to time, change its notice address or copy address or add or substitute a copy party and a copy address, by giving notice to the other party in the manner provided in this paragraph.

         b. Entire Aqreement. This letter (inclusive of any annex hereto) contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and all prior negotiations, proposals and agreements (whether written or oral) between them (or their respective affiliates) relating to the subject matter hereof have, to the extent relating to such subject matter, been superseded hereby. No agreements or representations (whether oral or otherwise, express or implied) that are not expressly set forth in, but that relate to the subject matter of, this letter have been made by either party.

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 9




         c. Amendment; Waiver. Neither this letter nor any provision hereof may be amended or modified except in a writing signed by the party against which enforcement of such amendment or modification is sought. No failure or delay of any party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each party under this letter are, unless otherwise specifically provided herein, cumulative and not exclusive of any rights or remedies that such party may otherwise have. No waiver by either party of any provision of this letter nor any consent by either party to any departure by the other party from any provision of this letter shall in any event be effective unless the same shall be in writing (by the party against which enforcement of such waiver or consent is sought), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice or similar communication by one party to the other shall entitle such other party to any other or further notice or similar communication in similar or other circumstances, except as specifically provided herein.

         d. Severability. If anyone or more of the provisions of this letter shall be invalid, illegal or unenforceable in any respect, it shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and shall not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision contained herein. Each party shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) (or such portion thereof) with such valid, legal and enforceable provision(s), the economic effect of which on the respective parties is as close as possible to that of the invalid, illegal or unenforceable provision(s).

         e. Successors and Assigns. This letter shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided, that no party may, without the prior written consent of the other, assign, transfer or delegate this letter or any of such party's rights or obligations hereunder (whether directly or indirectly, by operation of law or otherwise) to any other person, firm or entity.

         f. Rights of Third Parties. Anything in this letter to the contrary notwithstanding, no person, firm or entity shall be entitled to the benefit of, or to enforce, any provision hereof other than the parties hereto (and their heirs, permitted successors and assigns).

         g. Survival. The respective rights and obligations of you and the Company as provided herein shall survive the termination or expiration hereof to the extent necessary to the intended preservation of such rights and obligations.

         h. Governing Law. This letter shall be construed and interpreted according to the laws of the State of New York, without reference to such State's principles governing conflicts of laws.

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 10





         i. Headings. The headings used herein are for convenience of reference only, are not part of this letter and are not intended to affect the construction, or to be taken into account in the interpretation, of this letter.

         j. Counterparts; Effect. This letter may be signed in counterparts with the same effect as if the signatures were all upon the same instrument; provided, that no party shall be bound hereto unless and until all parties have executed and delivered this letter (or a counterpart).

Mr. Salvatore Esposito, Jr.
as of January l, 2000
page 11





         Please confirm your agreement with the foregoing by signing and returning to us at least two copies of this letter.


                                             Sincerely,

                                             SKYAUCTION.COM. INC.


                                             By: /s/ Leonard Schutzman
                                                 -----------------------------
                                                 Leonard Schutzman
                                                 Chairman


AGREED TO AND ACCEPTED:


/s/ Salvatore Esposito, Jr.
----------------------------
Salvatore Esposito, Jr.